Exhibit 99.1

      Theragenics(R) Reports Revenue and Earnings for Second Quarter 2007

             Company Reports Record Quarterly and Six Month Revenue

     BUFORD, Ga.--(BUSINESS WIRE)--Aug. 2, 2007--Theragenics Corporation(R) (NYSE:TGX), a medical device company serving the prostate cancer treatment and surgical markets, today announced consolidated financial results for the second quarter and six months ended July 1, 2007. Consolidated revenue for the quarter was $15.6 million compared to $12.6 million in the second quarter of 2006, an increase of 24%. For the six-month period, consolidated revenue was $31.0 million, compared to $25.0 million in the 2006 period, also an increase of 24%. Net income for the quarter was $1.5 million, or $0.05 per share, compared to net income of $433,000, or $0.01 per share in the second quarter of 2006. For the six-month period, net income was $2.7 million, or $0.08 per share, compared to net income of $1.2 million, or $0.04 per share, in 2006.

     Items affecting comparability between periods include an income tax benefit of $337,000 for the six-month period of 2006. This income tax benefit was from the release of a portion of the deferred tax valuation allowance, reducing the effective tax rate for that period. The 2007 periods included one-time interest income of $309,000 received in connection with a federal income tax refund. The 2006 periods included restructuring costs and gains on the sale of assets primarily related to the restructuring, resulting in $63,000 and $170,000 of net operating expenses for the second quarter and six-month period of 2006, respectively. Additionally, results for the 2006 periods did not include Galt Medical Corp., which was acquired on August 2, 2006.

     "Our strategy to diversify is posting strong positive results," stated M. Christine Jacobs, Chairman, CEO & President. "This was our sixth consecutive quarter of record revenue and our best operating profit since the second quarter of 2002. Both business segments continued to deliver profitability, and cash flow was strong. We have transformed ourselves in less than two years and believe our future prospects have never been brighter."

     Ms. Jacobs concluded, "We look forward to building upon the recent successes of strengthening our brachytherapy business and our diversification into surgical products. By maintaining our strength in brachytherapy and investing for growth in surgical products, we intend to sustain our positive momentum. We also intend to continue our growth and diversification via acquisition."

     Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Revenue and operating income by segment is summarized in Table III, and Table IV includes a reconciliation of GAAP reported net earnings to earnings before interest, taxes, depreciation and amortization (EBITDA).

     Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID code 10294096. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company's website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting company presentations. You also can access a phone replay of the call until Midnight, August 9, 2007, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 10294096.

     Theragenics Corporation (NYSE:TGX) operates two business segments: its brachytherapy seed business and its surgical products business. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed(R) device and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. Its surgical products business manufactures and distributes wound closure and vascular access products. Wound closure products include sutures, needles and other surgical products with applications in, among other areas, urology, veterinary, cardiology, orthopedics, plastic surgery and dental. Vascular access includes introducers and guidewires used in the interventional radiology, interventional cardiology and vascular surgery markets. For additional information, call Theragenics' Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

     This press release contains non-GAAP financial measures used by Management in its analysis of the Company's operating performance. Management believes the presentation of financial measures excluding the impact of certain identified items provides supplemental information that is helpful to an understanding of the operating results of the Company's businesses and period-to-period comparisons of performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.

     This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, and anticipated positive results in general. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, capitalization on opportunities for growth within the Surgical Products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for brachytherapy, wound closure, and vascular access and, more broadly, medical devices, competition from other companies within the brachytherapy, wound closure, vascular access and medical device markets, competition from other methods of treatment, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, continued acceptance and demand of the Company's products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party (including CMS) reimbursement, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, and other factors set forth from time to time in the Company's Securities and Exchange Commission filings.

     All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.


TABLE I
Theragenics Corporation and Subsidiaries Condensed Consolidated
 Statements of Earnings
(Unaudited)
(In thousands except per share data)

                                  Three Months Ended Six months Ended
                                    July 1,  July 2,  July 1, July 2,
                                     2007     2006     2007    2006
                                  ------------------ ----------------
Product sales                       $15,364 $12,424  $30,591 $24,680
License fees                            211     166      435     304
                                  ------------------ ----------------
Total revenue                        15,575  12,590   31,026  24,984
Cost of sales                         7,864   6,480   15,973  12,535
                                  ------------------ ----------------
          Gross profit                7,711   6,110   15,053  12,449
Operating expenses:
   Selling, general &
administrative                        4,898   5,378    9,754  10,725
   Amortization of
purchased intangibles                   468     187      937     375
   Research & development               379     179      670     418
   Restructuring expenses                 -      63        -     369
   Gain on sale of assets                 -       -        -    (201)
                                  ------------------ ----------------
                                      5,745   5,807   11,361  11,686
                                  ------------------ ----------------
   Operating income                   1,966     303    3,692     763
Non-operating items
   Interest income                      734     454    1,123     869
   Interest expense                    (168)    (65)    (351)   (134)
   Other                                  1       1        2     (20)
                                  ------------------ ----------------
                                        567     390      774     715
                                  ------------------ ----------------
         Earnings before
income tax                            2,533     693    4,466   1,478
   Income tax expense                   989     260    1,754     270
                                  ------------------ ----------------
Net earnings                        $ 1,544 $   433  $ 2,712 $ 1,208
                                  ================== ================
Earnings per share:
   Basic                            $  0.05 $  0.01  $  0.08 $  0.04
   Diluted                          $  0.05 $  0.01  $  0.08 $  0.04
                                  ================== ================
Weighted average shares:
   Basic                             33,112  32,077   33,093  32,064
   Diluted                           33,264  32,120   33,236  32,114


TABLE II
Theragenics Corporation and Subsidiaries Condensed Consolidated
 Balance Sheets
(Unaudited)
(In thousands)

Assets                                July 1, 2007   December 31, 2006
                                      --------------------------------
   Cash, short-term investments &
    marketable securities               $   41,442          $   32,980
   Trade accounts receivable                 7,998               7,556
   Inventories                               8,047               7,433
   Deferred income tax asset                 5,195               7,798
   Assets held for sale                      3,400               3,400
   Prepaid expenses and other current
    assets                                   1,204               3,478
                                      --------------------------------
         Total current assets               67,286              62,645
   Property, plant & equipment, net         29,493              30,901
   Goodwill                                 38,721              38,824
   Other intangible assets                  12,823              13,762
   Other long-term assets                       93                 112
                                      --------------------------------
         Total assets                   $  148,416          $  146,244
                                      ================================

Liabilities & Shareholders' Equity
   Current liabilities - accounts
    payable & accrued expenses          $    4,399          $    4,381
                                      --------------------------------

   Contract termination liability            1,501               1,513
   Long-term debt                            7,500               7,500
   Deferred income tax liability,
    long-term                                4,963               6,148
   Other long-term liabilities                 663                 561
                                      --------------------------------
         Total long-term liabilities        14,627              15,722

   Shareholders' equity                    129,390             126,141
                                      --------------------------------
         Total liabilities &
          shareholders' equity          $  148,416          $  146,244
                                      ================================


TABLE III
Theragenics Corporation and Subsidiaries
Segment Information
(Unaudited)
(In thousands)


                                    Quarter Ended    Six Months Ended
                                  -----------------  -----------------
                                  July 1,  July 2,   July 1,  July 2,
                                    2007     2006      2007     2006
                                  -------- --------  -------- --------
Revenue
  Brachytherapy seed              $ 8,551  $ 8,610   $17,200  $17,618
  Surgical products                 7,071    4,019    13,910    7,461
                                  -------- --------  -------- --------
                                   15,622   12,629    31,110   25,079
  Intersegment eliminations
                                      (47)     (39)      (84)     (95)
                                  -------- --------  -------- --------
  Consolidated                    $15,575  $12,590   $31,026  $24,984
                                  ======== ========  ======== ========


                                    Quarter Ended    Six Months Ended
                                  -----------------  -----------------
                                  July 1,  July 2,   July 1,  July 2,
                                    2007     2006      2007     2006
                                  -------- --------  -------- --------
Operating income (loss)
  Brachytherapy seed              $   940  $  (233)  $ 2,090  $   (61)
  Surgical products                 1,029      528     1,607      837
                                  -------- --------  -------- --------
                                    1,969      295     3,697      776
  Intersegment eliminations
                                       (3)       8        (5)     (13)
                                  -------- --------  -------- --------
  Consolidated                    $ 1,966  $   303   $ 3,692  $   763
                                  ======== ========  ======== ========


TABLE IV
Theragenics Corporation and Subsidiaries
Reconciliation of non-GAAP Financial Measures

Earnings Before Interest, Taxes, Depreciation and Amortization
 (EBITDA), Excluding Special Items
(In thousands)

                                     Quarter Ended    Six Months Ended
                                   ------------------ ----------------
                                    7/1/07   7/2/06   7/1/07   7/2/06
                                   -------- --------- ------- --------
Net earnings, U.S. GAAP            $ 1,544  $   433   $2,712  $ 1,208
Income tax expense                     989      260    1,754      270
Interest income                       (734)    (454)  (1,123)    (869)
Interest expense                       168       65      351      134
Other non-operating income/expense      (1)      (1)      (2)      20
                                   -------- --------- ------- --------
   Operating income                  1,966      303    3,692      763
Depreciation and amortization        1,572    1,236    3,139    2,432
Stock-based compensation
 amortization                          172      164      365      223
                                   -------- --------- ------- --------
    EBITDA                           3,710  $ 1,703    7,196  $ 3,418
    Restructuring related items,
     net                                 -       63        -      170
                                   -------- --------- ------- --------
    EBITDA excluding special items $ 3,710  $ 1,766   $7,196  $ 3,588
                                   ======== ========= ======= ========


     CONTACT: Theragenics Corporation
              Frank Tarallo, 800-998-8479 or 770-271-0233
              CFO & Treasurer
              or
              Lisa Rassel, 800-998-8479 or 770-271-0233
              Manager of Investor Relations
              www.theragenics.com